Exhibit 99.1
Michigan Consolidated Gas Company
Unaudited Consolidated Financial Statements as of and for the Quarter and Nine Months ended September 30, 2009

Michigan Consolidated Gas Company

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30		September 30
(in Millions)	2009	2008	2009	2008
Operating Revenues	$189	$232	$1,237	$1,509

Operating Expenses
Cost of gas	67	102	706	956
Operation and maintenance	94	93	326	364
Depreciation and amortization	27	25	80	75
Taxes other than income	12	9	38	34
Asset gains	—	(2)	(1)	(2)

	200	227	1,149	1,427

Operating Income (Loss)	(11)	5	88	82

Other (Income) and Deductions
Interest expense	19	16	51	46
Interest income	(2)	(2)	(6)	(6)
Other income	(1)	(2)	(6)	(8)
Other expenses	—	4	4	9

	16	16	43	41

Income (Loss) Before Income Taxes	(27)	(11)	45	41

Income Tax Provision (Benefit)	(8)	(3)	13	12

Net Income (Loss)	$(19)	$(8)	$32	$29

See Notes to Consolidated Financial Statements (Unaudited)

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

	September 30	December 31
(in Millions)	2009	2008
ASSETS
Current Assets
Cash and cash equivalents	$1	$3
Accounts Receivable (less allowance for doubtful accounts of $153 and $137, respectively)
Customer	233	555
Affiliates	6	44
Other	46	7
Inventories
Gas	120	14
Material and supplies	16	19
Gas customer choice deferred asset	96	126
Notes Receivable
Affiliates	3	—
Other	3	2
Current deferred income taxes	49	40
Other	19	16

	592	826

Investments	85	87

Property
Property, plant and equipment	3,821	3,766
Accumulated depreciation	(1,654)	(1,649)

	2,167	2,117

Other Assets
Regulatory assets	772	774
Net investment in lease	73	75
Notes receivable affiliates	5	—
Prepaid benefit costs and due from affiliate	158	136
Other	14	20

	1,022	1,005

Total Assets	$3,866	$4,035

See Notes to Consolidated Financial Statements (Unaudited)

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

	September 30	December 31
(in Millions, Except Shares)	2009	2008
LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities
Accounts payable
Affiliates	$19	$26
Other	179	190
Short-term borrowings
Affiliates	138	30
Other	205	492
Other	92	73

	633	811

Long-Term Debt, net of current portion	889	889

Other Liabilities
Deferred income taxes	335	290
Regulatory liabilities	622	609
Accrued pension liability — affiliates	8	13
Accrued postretirement liability — affiliates	309	348
Asset retirement obligations	113	112
Other	79	79

	1,466	1,451

Commitments and Contingencies (Notes 4 and 6)

Shareholder’s Equity
Common stock, $1 par value, 15,100,000 shares authorized, 10,300,000 shares issued and outstanding	509	509
Retained earnings	371	377
Accumulated other comprehensive loss	(2)	(2)

	878	884

Total Liabilities and Shareholder’s Equity	$3,866	$4,035

See Notes to Consolidated Financial Statements (Unaudited)

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

	Nine Months Ended
	September 30
(in Millions)	2009	2008
Operating Activities
Net income	$32	$29
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	80	75
Deferred income taxes and investment tax credit, net	22	46
Asset gains	—	(3)
Changes in assets and liabilities:
Accounts receivable, net	305	205
Inventories	(103)	(128)
Postretirement obligation	(40)	(42)
Prepaid benefit costs and due from affiliate	(22)	(70)
Accrued gas cost recovery	25	(101)
Accounts payable	(18)	(8)
Federal income, property and other taxes payable	(18)	(26)
Other assets	63	(40)
Other liabilities	10	37

Net cash from (used) for operating activities	336	(26)

Investing Activities
Capital expenditures	(131)	(192)
Proceeds from sale of assets	25	7
Other	(8)	2

Net cash used for investing activities	(114)	(183)

Financing Activities
Issuance of long-term debt	—	448
Redemption of long-term debt	—	(275)
Short-term borrowings, net	(193)	(54)
Notes payable from affiliates	7	197
Dividends paid	(38)	(37)

Net cash from (used) for financing activities	(224)	279

Net Increase (Decrease) in Cash and Cash Equivalents	(2)	70
Cash and Cash Equivalents at Beginning of Period	3	6

Cash and Cash Equivalents at End of Period	$1	$76

See Notes to Consolidated Financial Statements (Unaudited)

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S
EQUITY AND COMPREHENSIVE INCOME (UNAUDITED)

					Accumulated
			Additional		Other
(Dollars in Millions,	Common Stock		Paid in	Retained	Comprehensive
Shares in Thousands)	Shares	Amount	Capital	Earnings	Loss	Total
Balance, December 31, 2008	10,300	$10	$499	$377	$(2)	$884

Net income	—	—	—	32	—	32
Dividends declared on common stock	—	—	—	(38)	—	(38)

Balance, September 30, 2009	10,300	$10	$499	$371	$(2)	$878

     The following table displays comprehensive income for the nine-month periods ended September 30:

(in Millions)	2009	2008
Net income	$32	$29

Comprehensive income	$32	$29

See Notes to Consolidated Financial Statements (Unaudited)

Michigan Consolidated Gas Company
Notes to Consolidated Financial Statements (Unaudited)
NOTE 1 — GENERAL
These Consolidated Financial Statements should be read in conjunction with the Notes to Consolidated Financial Statements included in the 2008 Consolidated Financial Statements furnished on Form 8-K.
The accompanying Consolidated Financial Statements are prepared using accounting principles generally accepted in the United States of America. These accounting principles require management to use estimates and assumptions that impact reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from the Company’s estimates.
The Consolidated Financial Statements are unaudited, but in our opinion include all adjustments necessary for a fair presentation of such financial statements. All adjustments are of a normal recurring nature, except as otherwise disclosed in these Consolidated Financial Statements and Notes to Consolidated Financial Statements. Financial results for this interim period are not necessarily indicative of results that may be expected for any other interim period or for the year ending December 31, 2009.
References in this report to “Company” and “MichCon” are to Michigan Consolidated Gas Company and its subsidiaries, collectively.
Asset Retirement Obligations
The Company has conditional retirement obligations for gas pipeline retirement costs. To a lesser extent, the Company has conditional asset retirement obligations at certain service centers, and compressor and gate stations. The Company recognizes such obligations as liabilities at fair market value when they are incurred, which generally is at the time the associated assets are placed in service. Fair value is measured using expected future cash outflows discounted at our credit-adjusted risk-free rate. The Company defers timing differences that arise in the expense recognition of legal asset retirement costs that are currently recovered in rates.
A reconciliation of the asset retirement obligations for the nine months ended September 30, 2009 follows:

(in Millions)
Asset retirement obligations at January 1, 2009	$112
Accretion	5
Liabilities settled	(4)

Asset retirement obligations at September 30, 2009	$113

Retirement Benefits and Trusteed Assets
The following details the components of net periodic benefit costs (credit) for pension benefits and other postretirement benefits:

	Pension Benefits		Other Postretirement Benefits
(in Millions)	2009	2008	2009	2008
Three Months Ended September 30
Service cost	$2	$2	$3	$3
Interest cost	10	10	8	7
Expected return on plan assets	(22)	(23)	(4)	(4)
Amortization of:
Net actuarial loss	1	—	2	1
Prior service cost	—	—	—	1
Net transition liability	—	—	—	1

Net periodic benefit cost	$(9)	$(11)	$9	$9

	Pension Benefits		Other Postretirement Benefits
(in Millions)	2009	2008	2009	2008
Nine Months Ended September 30
Service cost	$7	$7	$10	$10
Interest cost	31	30	23	20
Expected return on plan assets	(65)	(70)	(14)	(13)
Amortization of:
Net actuarial loss	1	—	5	4
Prior service cost	—	1	1	1
Net transition liability	—	—	2	3

Net periodic benefit cost	$(26)	$(32)	$27	$25

The Company made a contribution of $40 million to its postretirement medical and life insurance benefit plans during the first quarter of 2009. The Company expects to contribute up to an additional $40 million to its postretirement medical and life insurance benefit plans during the fourth quarter of 2009.
Income Taxes
Unrecognized tax benefits at September 30, 2009 and at December 31, 2008, if recognized, would not materially impact our effective tax rate. The Company does not anticipate any significant changes in unrecognized tax benefits during the next twelve months.
Stock-Based Compensation
The Company received an allocation of costs from DTE Energy associated with stock-based compensation. The allocation of stock-based compensation expense was approximately $3 million and $4 million for the nine months ended September 30, 2009 and 2008, respectively.
Subsequent Events
The Company has evaluated subsequent events through November 10, 2009, the date that these financial statements were issued.
NOTE 2 — NEW ACCOUNTING PRONOUNCEMENTS
FASB Accounting Standards Codification™ (Codification)
In June 2009, the FASB voted to approve that on July 1, 2009, the Codification will become the single source of authoritative nongovernmental U.S. GAAP. The Codification is a reorganization of current GAAP into a topical format that eliminates the current GAAP hierarchy and establishes two levels of guidance — authoritative and non-authoritative. According to the FASB, all “non-grandfathered, non-SEC accounting literature” that is not included in the Codification would be considered non-authoritative. The FASB has indicated that the Codification does not change current GAAP. Instead, the proposed changes aim to (1) reduce the time and effort it takes for users to research accounting questions and (2) improve the usability of current accounting standards. The Codification is effective for interim and annual periods ending after September 15, 2009.
Fair Value Accounting
In September 2006, the FASB issued ASC 820 (SFAS No. 157, Fair Value Measurements). The standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. It emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Fair value measurement should be determined based on the assumptions that market participants would use in pricing an asset or liability. Effective January 1, 2008, the Company adopted ASC 820 (SFAS No. 157). As permitted by ASC 820-10 (FSP No. 157-2), the Company elected to defer the effective date of the standard as it pertains to measurement and disclosures about the fair value of non-financial assets and liabilities made on a nonrecurring basis. The Company has adopted the recognition provisions for non-financial assets and liabilities as of January 1, 2009. See Note 3.
In April 2009, the FASB issued three FSPs intended to provide additional application guidance and enhance disclosures regarding fair value measurements and impairments of securities. The FSPs are effective for interim and annual periods ending after June 15, 2009.

•	ASC 825-10 (FSP No. 107-1 and APB No. 28-1), Interim Disclosures about Fair Value of Financial Instruments, expands the fair value disclosures required for all financial instruments within the scope of SFAS No. 107 to interim periods.

•	ASC 820-10 (FSP No. 157-4), Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly, which applies to all assets and liabilities, i.e., financial and nonfinancial, reemphasizes that the objective of fair value remains unchanged (i.e., an exit price notion). The FSP provides application guidance on measuring fair value when the volume and level of activity has significantly decreased and identifying transactions that are not orderly. The FSP also emphasizes that an entity cannot presume that an observable transaction price is not orderly even when there has been a significant decline in the volume and level of activity.

•	ASC 320-10 (FSP No. 115-2 and SFAS No. 124-2), Recognition and Presentation of Other-Than-Temporary Impairments, is intended to bring greater consistency to the timing of impairment recognition, and provide greater clarity to investors about the credit and noncredit components of impaired debt securities that are not expected to be sold.
The Company adopted these FSPs in the second quarter of 2009. The adoption of these FSPs did not have a significant impact on MichCon’s consolidated financial statements.
Noncontrolling Interests in Consolidated Financial Statements
In December 2007, the FASB issued ASC 810-10 (SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51). This standard establishes accounting and reporting standards for the noncontrolling interests in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The standard is effective for fiscal years, and interim periods within those years, beginning on or after December 15, 2008. This standard shall be applied prospectively as of the beginning of the fiscal year in which this standard is initially applied, except for the presentation and disclosure requirements which shall be applied retrospectively for all periods presented. The Company adopted the standard as of January 1, 2009. Adoption of ASC 810-10 (SFAS No. 160) did not have a material effect on the MichCon’s consolidated financial statements.
Disclosures about Derivative Instruments and Guarantees
In March 2008, the FASB issued ASC 815-10 (SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133). This standard requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under ASC 815 (SFAS No. 133) and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.
The standard is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. Comparative disclosures for earlier periods at initial adoption are encouraged but not required. The Company adopted the standard effective January 1, 2009. See Note 3.
Subsequent Events
In May 2009, the FASB issued ASC 855 (SFAS No. 165, Subsequent Events). This standard provides guidance on management’s assessment of subsequent events. The new standard clarifies that management must evaluate, as of each reporting period, events or transactions that occur after the balance sheet date “through the date that the financial statements are issued or are available to be issued.” Management must perform its assessment for both interim and annual financial reporting periods. The standard does not significantly change the Company’s practice for evaluating such events. ASC 855 (SFAS No. 165) is effective prospectively for interim and annual periods ending after June 15, 2009 and requires disclosure of the date subsequent events are evaluated through. The Company adopted the standard during the quarter ended June 30, 2009. See Note 1.

Transfers of Financial Assets
In June 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets — an amendment of FASB No. 140 (not yet effective nor codified). This standard amends ASC 860, (SFAS No. 140), eliminates the concept of a “qualifying special-purpose entity” (QSPE) and associated guidance and creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale. SFAS No. 166 is intended to enhance reporting in the wake of the subprime mortgage crisis and the deterioration in the global credit markets. The standard is effective for financial asset transfers occurring after the beginning of an entity’s first fiscal year that begins after November 15, 2009. Early adoption is prohibited. SFAS No. 166 must be applied prospectively to transfers of financial assets occurring on or after its effective date. The adoption of SFAS No. 166 will not have a material impact on MichCon’s consolidated financial statements.
Variable Interest Entities (VIE)
In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation 46(R) (not yet effective nor codified). This standard amends the consolidation guidance that applies to VIEs and affects the overall consolidation analysis under ASC 810 -10(Interpretation 46(R)). The amendments to the consolidation guidance affect all entities and enterprises currently within the scope of ASC 810-10, as well as qualifying special purpose entities that are currently outside the scope of ASC 810-10. Accordingly, the Company will need to reconsider its previous ASC 810-10 conclusions, including (1) whether an entity is a VIE, (2) whether the enterprise is the VIE’s primary beneficiary, and (3) what type of financial statement disclosures are required. SFAS No. 167 is effective as of the beginning of the first fiscal year that begins after November 15, 2009. Early adoption is prohibited. The Company is currently assessing the impact of SFAS No. 167 on MichCon’s consolidated financial statements.
Fair Value Measurements and Disclosures
In September and August 2009, respectively, the FASB issued Accounting Standards Update (ASU) 2009-12, Fair Value Measurements and Disclosure, and ASU 2009-05, Measuring Liabilities at Fair Value. ASU 2009-12 provides guidance for the fair value measurement of investments in certain entities that calculate the net asset value per share (or its equivalent) determined as of the reporting entity’s measurement date. Certain attributes of the investment (such as restrictions on redemption) and transaction prices from principal-to-principal or brokered transactions will not be considered in measuring the fair value of the investment. The amendments in this standard are effective for interim and annual periods ending after December 15, 2009.
ASU 2009-05 provides guidance on measuring the fair value of liabilities under ASC 820. This standard clarifies that in the absence of a quoted price in an active market for an identical liability at the measurement date, companies may apply approaches that use the quoted price of an investment in the identical liability or similar liabilities traded as assets or other valuation techniques consistent with the fair-value measurement principles in ASC 820. The standard permits fair value measurements of liabilities that are based on the price that a company would pay to transfer the liability to a new obligor. It also permits a company to measure the fair value of liabilities using an estimate of the price it would receive to enter into the liability at that date. The new standard is effective for interim and annual periods beginning after August 27, 2009 and applies to all fair-value measurements of liabilities required by GAAP. The Company is currently assessing the impact of ASU 2009-12 and ASU 2009-05 on MichCon’s consolidated financial statements.
Revenue Arrangements
In September 2009, the FASB ratified Issue No. 08-1, Revenue Arrangements with Multiple Deliverables (not yet codified). Issue 08-1 provides principles and application guidance on whether multiple deliverables exist, how the arrangement should be separated, and the consideration allocated. This standard shall be applied prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier application permitted. Alternatively, an entity may elect to adopt this standard on a retrospective basis. The Company is currently assessing the impact of Issue No. 08-1 on MichCon’s consolidated financial statements.

NOTE 3 — FINANCIAL AND OTHER DERIVATIVE INSTRUMENTS AND FAIR VALUE
Financial and Other Derivative Instruments
The Company recognizes all derivatives on the Consolidated Statement of Financial Position at their fair value unless they qualify for certain scope exceptions, including normal purchases and normal sales exception. Further, derivatives that qualify and are designated for hedge accounting are classified as either hedges of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge), or as hedges of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge). For cash flow hedges, the portion of the derivative gain or loss that is effective in offsetting the change in the value of the underlying exposure is deferred in Accumulated other comprehensive income and later reclassified into earnings when the underlying transaction occurs. For fair value hedges, changes in fair values for both the derivative and the underlying hedged exposure are recognized in earnings each period. Gains and losses from the ineffective portion of any hedge are recognized in earnings immediately. For derivatives that do not qualify or are not designated for hedge accounting, changes in the fair value are recognized in earnings each period.
The Company’s primary market risk exposure is associated with commodity prices, credit and interest rates. MichCon has risk management policies to monitor and manage market risks.
MichCon purchases, stores, transports and distributes natural gas and sells storage and transportation capacity. MichCon has fixed-priced contracts for portions of its expected gas supply requirements through 2013. These gas-supply contracts are designated and qualify for the normal purchases and sales exemption and are therefore accounted for under the accrual method. MichCon may also sell forward storage and transportation capacity contracts. Forward transportation and storage contracts are not derivatives and are therefore accounted for under the accrual method.
Fair Value
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in a principal or most advantageous market. Fair value is a market-based measurement that is determined based on inputs, which refer broadly to assumptions that market participants’ use in pricing assets or liabilities. These inputs can be readily observable, market corroborated or generally unobservable inputs. The Company makes certain assumptions it believes that market participants would use in pricing assets or liabilities, including assumptions about risk, and the risks inherent in the inputs to valuation techniques. Credit risk of the Company and its counterparties is incorporated in the valuation of assets and liabilities through the use of credit reserves, the impact of which is immaterial for the three and nine months ended September 30, 2009. The Company believes it uses valuation techniques that maximize the use of observable market-based inputs and minimize the use of unobservable inputs.
A fair value hierarchy has been established, which prioritizes the inputs to valuation techniques used to measure fair value in three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. All assets and liabilities are required to be classified in their entirety based on the lowest level of input that is significant to the fair value measurement in its entirety. Assessing the significance of a particular input may require judgment considering factors specific to the asset or liability, and may affect the valuation of the asset or liability and its placement within the fair value hierarchy. The Company classifies fair value balances based on the fair value hierarchy defined as follows:
•	Level 1 — Consists of unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date.

•	Level 2 — Consists of inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

•	Level 3 — Consists of unobservable inputs for assets or liabilities whose fair value is estimated based on internally developed models or methodologies using inputs that are generally less readily observable and supported by little, if any, market activity at the measurement date. Unobservable inputs are developed based on the best available information and subject to cost-benefit constraints.

The following table presents assets and liabilities measured and recorded at fair value on a recurring basis as of September 30, 2009:

				Balance at
(in Millions)	Level 1	Level 2	Level 3	September 30, 2009
Assets:
Employee benefit trust investments (1)	$22	$—	$1	$23

Liabilities:
Derivative liabilities	$—	$(1)	$—	$(1)

Net Assets (Liabilities) at September 30, 2009	$22	$(1)	$1	$22

(1)	Excludes cash surrender value of life insurance investments.
The following table presents the fair value reconciliation of Level 3 Employee benefit trust investment assets measured at fair value on a recurring basis for 2009:

(in Millions)
Net asset balance as of January 1, 2009	$—
Changes in fair value recorded in income	—
Purchases, issuances and settlements	1

Net asset balance as of September 30, 2009	$1

The amount of total gains (losses) included in net income attributed to the change in unrealized gains (losses) related to assets and liabilities held at September 30, 2009	$—

     The employee benefit trust investments hold debt and equity securities directly and indirectly through commingled funds and institutional mutual funds. Exchange-traded debt and equity securities held directly are valued using quoted market prices on actively traded markets. The commingled funds and institutional mutual funds which hold exchange-traded equity or debt securities are valued based on the underlying securities, using quoted prices in actively traded markets. Non-exchange-traded fixed income securities are valued based upon quotations available from brokers or pricing services. For non-exchange traded fixed income securities, the trustees receive prices from pricing services. A primary price source is identified by asset type, class or issue for each security. The trustees monitor prices supplied by pricing services and may use a supplemental price source or change the primary price source of a given security if the trustees challenge an assigned price and determine that another price source is considered to be preferable. MichCon has obtained an understanding of how these prices are derived, including the nature and observability of the inputs used in deriving such prices. Additionally, MichCon selectively corroborates the fair values of securities by comparison of market-based price sources.
The total fair value of derivatives not designated as hedging instruments as of September 30, 2009 is $1 million. These instruments are natural gas commodity contracts recorded as current derivative liabilities in the other current liabilities on the Consolidated Statement of Financial Position as of September 30, 2009. The effect of derivative instruments on the Consolidated Statement of Operations is zero and $(1) million for the three and nine months ended September 30, 2009, respectively.
The cumulative gross volume of natural gas derivative contracts outstanding as of September 30, 2009 is 2,051,912 (MMBtu).
Fair Value of Financial Instruments
The fair value of long-term debt is determined by using quoted market prices when available and a discounted cash flow analysis based upon estimated current borrowing rates when quoted market prices are not available. The table below shows the fair value relative to the carrying value for long-term debt securities. Certain other financial instruments, such as notes payable, customer deposits and notes receivable are not shown as carrying value approximates fair value.

	September 30, 2009		December 31, 2008
	Fair Value	Carrying Value	Fair Value	Carrying Value
Long-Term Debt	$972 million	$889 million	$865 million	$889 million

NOTE 4 — REGULATORY MATTERS
Gas Rate Case Filings
2003 Gas Rate Case / Motion for Commission Decision and Remand for Control Premium Recovery — MichCon filed a motion with the MPSC on June 1, 2009 requesting a decision on remand from the Court of Appeals for MichCon’s control premium recovery. This motion concerns the control premium that DTE Energy paid to acquire MCN. DTE Energy apportioned the control premium primarily between its Detroit Edison and MichCon subsidiaries. The MPSC denied MichCon’s request to recover its $25 million portion of the control premium in its 2003 rate case. On September 29, 2009, the MPSC granted MichCon’s June 1, 2009 Motion for Commission’s Decision and Remand for Control Premium Recovery but denied MichCon’s requested rate relief by reaffirming the MPSC’s denial of recovery of MichCon’s portion of the control premium in MichCon’s last rate case.
2009 Gas Rate Case - MichCon filed a general rate case on June 9, 2009 based on a 2008 historical test year. The filing with the MPSC requested a $193 million, or 11.5 percent average increase in MichCon’s annual revenues for a 2010 projected test year. The requested $193 million increase in revenues is required to recover the increased costs associated with increased investments in net plant and working capital, the impact of high levels of uncollectible expense and the cost of natural gas theft primarily due to economic conditions in Michigan, sales reductions due to customer conservation and the trend of warmer weather on MichCon’s market, and increasing operating costs, largely due to inflation.
In addition, MichCon’s filing made, among other requests, the following proposals:
•	Implementation of a Lost Gas and Company Use — Expense True-up Mechanism;

•	Continued application of an uncollectible expense true-up mechanism based on a $70 million expense level of uncollectible expenses; and,

•	Implementation of a revenue decoupling mechanism. Revenue decoupling is an adjustment mechanism that would provide revenues consistent with the allowed revenue requirement with a periodic adjustment for changes in sales levels.
Pursuant to the October 2008 Michigan legislation, and the settlement in MichCon’s last base gas sale case, MichCon anticipates self-implementing a rate increase on January 1, 2010.
Energy Optimization Plans
In March 2009, MichCon filed an Energy Optimization Plan with the MPSC as required under 2008 PA 295. The Energy Optimization Plan application is designed to help each customer class reduce their gas usage by: (1) building customer awareness of energy efficiency options and (2) offering a diverse set of programs and participation options that result in energy savings for each customer class. MichCon’s Energy Optimization Plan application proposed energy optimization expenditures for the period 2009-2011 of $55 million and further requests approval of surcharges that are designed to recover these costs. An MPSC order was issued June 2, 2009 approving an Energy Optimization Plan of $48 million for MichCon. The surcharge to recover these costs was implemented effective June 3, 2009.
Uncollectible Expense True-Up Mechanism (UETM) and Report of Safety and Training-Related Expenditures
2008 UETM — In March 2009, MichCon filed an application with the MPSC for approval of its UETM for 2008 requesting approximately $87 million consisting of $83 million of costs related to 2008 uncollectible expense and associated carrying charges and $4 million of under-collections for the 2006 UETM. The March 2009 application included a report of MichCon’s 2008 annual safety and training-related expenses, which showed no refund was necessary because actual expenditures exceeded the amount included in base rates. In May 2009, the Michigan Supreme Court denied the Attorney General’s leave to appeal the Court of Appeal’s decision that the MPSC had statutory authority to approve a UETM in a general rate case. In response to this denial, the Attorney General withdrew as an intervenor in this case. MichCon and the MPSC Staff reached a settlement agreement establishing a UETM surcharge to collect the requested amount on a 15-month basis. On August 25, 2009, the Commission issued an order approving the settlement agreement. MichCon began charging the surcharge with service rendered September 1, 2009.
Gas Cost Recovery Proceedings
2007-2008 Plan Year / Base Gas Sale Consolidated —In June 2008, MichCon filed its GCR reconciliation for the 2007-2008 GCR year. The filing supported a total under-recovery, including interest through March 2008, of $10 million. In June 2009, the parties filed a settlement agreement including MichCon’s under-recovery, as filed, plus interest. The MPSC issued an order approving the settlement agreement on July 1, 2009.
2008- 2009 Plan Year GCR Reconciliation —In June 2009, MichCon filed its GCR reconciliation case for the 2008 — 2009 GCR year. The filing includes a $5 million overrecovery that has already been rolled into the 2009 — 2010 GCR plan year. An MPSC order in this case is expected in 2010.
2009-2010 Plan Year — In December 2008, MichCon filed its GCR plan case for the 2009-2010 GCR plan year. MichCon filed for a maximum GCR factor of $8.46 per Mcf, adjustable by a contingent mechanism. In April 2009, MichCon, MPSC Staff and Intervenors filed a partial settlement agreement in the case establishing the fixed price purchase guidelines MichCon filed in its case are reasonable and prudent for MichCon to use until an MPSC order is issued establishing otherwise. On April 30, 2009, the MPSC issued an order approving the partial settlement agreement. An MPSC order in this case is expected in 2009.
2009 Proposed Base Gas Sale — In July 2008, MichCon filed an application with the MPSC requesting permission to sell an additional 4 Bcf of base gas that will become available for sale as a result of better than expected operations at its storage fields. In February 2009, a settlement agreement was filed with the MPSC, which will allow MichCon to sell and retain the profits of 2 Bcf of base gas, with the remaining 2 Bcf to be used for the benefit of GCR/GCC customers as colder-than-normal weather protection. The settlement also included a provision that MichCon was subject to a moratorium on a general rate case filing until June 2009. An MPSC order was issued March 5, 2009 approving the settlement.
Merger Control Premium Costs
In September 2007, the Court of Appeals remanded to the MPSC, for reconsideration, the MichCon recovery of merger control premium costs. Other parties filed requests for leave to appeal to the Michigan Supreme Court from the Court of Appeals decision and in September 2008, the Michigan Supreme Court granted the requests to address the merger control premium. The Company requested rehearing of the Supreme Court order on the merger premium and the Michigan Attorney General requested rehearing of the transmission portion of the order. On June 26, 2009, the Michigan Supreme Court denied both requests for rehearing. On September 29, 2009, the MPSC granted MichCon’s June 1, 2009 Motion for Commission’s Decision and Remand for Control Premium Recovery but denied MichCon’s requested rate relief by reaffirming the MPSC’s denial of recovery of MichCon’s portion of the control premium in MichCon’s last rate case.
Other
The Company is unable to predict the outcome of the unresolved regulatory matters discussed herein. Resolution of these matters is dependent upon future MPSC orders and appeals, which may materially impact the financial position, results of operations and cash flows of the Company.
NOTE 5 — SHORT-TERM CREDIT ARRANGEMENTS AND BORROWINGS
MichCon had a $244 million, five-year unsecured revolving credit facility expiring in October 2009 and has a $181 million, five-year unsecured revolving credit agreement expiring in October 2010. The five-year credit facilities are with a syndicate of 22 banks and may be used for general corporate borrowings, but are intended to provide liquidity support for our commercial paper program. No one bank provides more than 8.5% of the combined credit facilities. Borrowings under the facilities are available at prevailing short-term interest rates. In April 2009, MichCon completed an early renewal of $244 million of its syndicated revolving credit facilities before their scheduled expiration in October 2009. The new $250 million two-year facility will expire in April 2011 and has similar covenants to the prior facility. The agreements require the Company to maintain a debt to total capitalization ratio of no more than 0.65 to 1. Should we have delinquent obligations of at least $50 million to any creditor, such delinquency will be considered a default under our credit agreements. MichCon is currently in compliance with its covenants.

NOTE 6 — COMMITMENTS AND CONTINGENCIES
Environmental Matters
Contaminated Sites — Prior to the construction of major interstate natural gas pipelines, gas for heating and other uses was manufactured locally from processes involving coal, coke or oil. MichCon owns, or previously owned, 14 such former manufactured gas plant (MGP) sites. Investigations have revealed contamination related to the by-products of gas manufacturing at each site. In addition to the MGP sites, the Company is also in the process of cleaning up other contaminated sites. Cleanup activities associated with these sites will be conducted over the next several years.
The MPSC has established a cost deferral and rate recovery mechanism for investigation and remediation costs incurred at former MGP sites. Accordingly, MichCon recognizes a liability and corresponding regulatory asset for estimated investigation and remediation costs at former MGP sites. As of September 30, 2009 and December 31, 2008, the Company had approximately $36 million and $38 million, respectively, accrued for remediation.
Any significant change in assumptions, such as remediation techniques, nature and extent of contamination and regulatory requirements, could impact the estimate of remedial action costs for the sites and affect the Company’s financial position and cash flows. However, the Company anticipates the cost deferral and rate recovery mechanism approved by the MPSC will prevent environmental costs from having a material adverse impact on its results of operations.
Labor Contracts
There are several bargaining units for our union employees. The majority of the Company’s union employees are under contracts that expire in October 2010.
Purchase Commitments
As of September 30, 2009, the Company was party to numerous long-term purchase commitments relating to a variety of goods and services required for the Company’s business. These agreements primarily consist of long-term gas purchase and transportation agreements. The Company estimates that these commitments will be approximately $2.3 billion through 2051. The Company also estimates that 2009 capital expenditures will be approximately $154 million. The Company has made certain commitments in connection with expected capital expenditures.
Bankruptcies
The Company sells gas and gas transportation and storage services to numerous companies operating in the steel, automotive, energy, retail and other industries. Certain of its customers have filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. The Company regularly reviews contingent matters relating to these customers and its purchase and sale contracts, and records provisions for amounts considered at risk of probable loss. The Company believes its accrued amounts are adequate for probable loss. The final resolution of these matters is not expected to have a material effect on the Company’s consolidated financial statements.
MichCon provides services to the domestic automotive industry, including General Motors Corporation (GM), Ford Motor Company (Ford) and Chrysler LLC (Chrysler) and many of their vendors and suppliers. Chrysler filed for bankruptcy protection on April 30, 2009. GM filed for bankruptcy protection on June 1, 2009. GM and Chrysler have an immaterial impact to MichCon’s revenues.
Other Contingencies
The Company is involved in certain other legal, regulatory, administrative and environmental proceedings before various courts, arbitration panels and governmental agencies concerning claims arising in the ordinary course of business. These proceedings include certain contract disputes, additional environmental reviews and investigations, audits, inquiries from various regulators and pending judicial matters. The Company cannot predict the final disposition of such proceedings. The Company regularly reviews legal matters and records provisions for claims it can estimate and are considered probable of loss. The resolution of these pending proceedings is not expected to have a material effect on the Company’s operations or financial statements in the periods they are resolved.
See Note 4 for a discussion of contingencies related to regulatory matters.